Exhibit 10.51

Execution Version

VENEZUELA TRANSITION SERVICE AGREEMENT

Among

EVERTEC, INC.,

EVERTEC de Venezuela, C.A.

and

Popular, Inc.

Dated September 29, 2010

VENEZUELA TRANSITION SERVICE AGREEMENT

VENEZUELA TRANSITION SERVICE AGREEMENT, dated September 29, 2010 (this “Agreement”), among EVERTEC, Inc., a Puerto Rico corporation (“EVE-PR”), EVERTEC de Venezuela, C.A., a company organized under the laws of the Republic of Venezuela (the “EVE-VEN”) and Popular, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico (“Popular” ) solely with respect to Sections 2.8(b), 5.2 and 6.1(d).

W I T N E S S E T H:

WHEREAS, EVE-PR and EVE-VEN entered in that certain Agreement and Plan of Reorganization dated as of September 15, 2010, as amended pursuant to that certain First Amendment to Agreement and Plan of Reorganization dated as of September 29, 2010 (as amended, the “Reorganization Agreement,” terms not otherwise defined herein shall have the meaning set forth in the Reorganization Agreement) pursuant to which EVE-PR, EVE-VEN and Popular International Bank, Inc. (“PIBI”) agreed to effect a Corporate Reorganization, all as more particularly set forth in the Reorganization Agreement;

WHEREAS, prior to the Corporate Reorganization contemplated under the Reorganization Agreement, EVE-PR provided certain support services to EVE-VEN in connection with its internal operations and with the Business (as hereinafter defined) and in connection with the Corporate Reorganization EVE-PR has agreed to provide certain transition support services in order for EVE-VEN to continue to provide services to its customers; and

WHEREAS, EVE-PR is willing to provide, or cause to be provided, and EVE-VEN is willing to pay for, a Transition Service, as defined hereafter, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, EVE-PR and EVE-VEN hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions; Interpretation and Rules of Construction. All capitalized terms used but not specifically defined in this Agreement shall have the meanings assigned to them in the Reorganization Agreement. As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Support” has the meaning specified in Section 2.3.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.

“Agreement” has the meaning specified in the Preamble.

“Business” means the business and operations of EVE-VEN.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or San Juan, Puerto Rico are authorized or obligated by Law or executive order to close.

“Chosen Courts” has the meaning specified in Section 10.9.

“Closing” shall have the meaning set forth in the Reorganization Agreement.

“Control,” and the correlative terms “Controlling” and “Controlled,” means the possession, direct or indirect, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Costs” has the meaning specified in Section 3.1(a).

“Disclosing Party” has the meaning specified in Section 7.1.

“Effective Date” means September 29, 2010.

“EVE-PR” has the meaning specified in the Preamble.

“EVE-VEN” has the meaning specified in the Preamble.

“EVE-VEN Change of Control” means the entry into an agreement or the consummation of any direct or indirect sale, assignment, transfer, conveyance, pledge, hypothecation or other encumbrance, or any other disposition of the shares, or any disposition of all or substantially all of the assets or of all or part of the voting power or power to designate a majority of the board of directors (or another person(s) or body performing similar functions), or any other transfer of beneficial ownership of (with or without consideration and whether voluntarily or involuntarily (including by operation of law)) EVE-VEN by PIBI or an Affiliate of PIBI.

“Force Majeure” has the meaning specified in Section 6.2.

“Government Entity” means any federal, national, supranational, state, provincial, Commonwealth, local or foreign or similar government, governmental subdivision, regulatory or administrative body or other governmental or quasi-governmental agency, tribunal, commission, court, judicial or arbitral body or other entity with competent jurisdiction.

“Information” has the meaning specified in Section 7.1.

“Intellectual Property” means any and all trademarks, service marks, copyrights, patents, trade secrets, commercial and/or internet domain names, software, source codes, contract forms, client lists, marketing surveys or other information, the names, features, designs, functionalities and other specifications related to the names of products or services developed or used or that may hereafter be developed offered or sold by any of the parties, and programs, methods of processing, specific design and structure of individual programs and their interaction and unique programming techniques employed therein.

“International Trade Laws” means: (i) the Trading With the Enemy Act, 50 U.S.C. App. § 5 et seq.; (ii) the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq.; (iii) any Executive Order administered by OFAC; (iv) the regulations contained in 31 C.F.R. Parts 500-598; (v) 15 U.S.C. §§ 78m, 78dd-1 to-3 and 78ff, and all requirements administered by the U.S. Securities and Exchange Commission in furtherance of these provisions or any other applicable Law or similar effect; (vi) the Export Administration Act, 50 U.S.C. app. §§ 2401-2420; (vii) the Export Administration Regulations, 15 C.F.R. Parts 730-774; (viii) the U.S. Foreign Trade Regulations, 15 C.F.R. Part 30; and (ix) any similar Law which restricts or governs the ability of any Person to engage, directly or indirectly, in any business with any Person in any country or jurisdiction.

“IT Systems” has the meaning specified in Section 4.1(b).

“Law” means any law, statute, ordinance, rule, regulation, code, Order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Government Entity or Self-Regulatory Organization (including, for the sake of clarity, any policy statement or interpretation that has the force of law with respect to any of the foregoing, and including common law).

“Losses” means losses, liabilities, claims, damages, fines, expenses, penalties, interest expense, costs and fees and disbursements, (including reasonable legal counsel and experts’ fees and disbursements), net of any amounts recovered with respect thereto under insurance policies covering any liability thereof if and to the extent applicable in each case, individually or collectively.

“OFAC” has the meaning specified in the definition of Restricted Party.

“Order” means any order, injunction, judgment, decree, writ or other enforcement action of a Government Entity.

“Operating Committee” has the meaning specified in Section 2.7.

“Payment Due Date” has the meaning specified in Section 3.1(b).

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a joint venture, a Government Entity, a trust or other entity or organization.

“Personnel” means the employees and agents of the Service Provider who are assigned to perform any element or sub-element of the Transition Service.

“Parent” has the meaning specified in the Recitals.

“Reasonable Best Efforts” means, with respect to a party hereto, prompt and persistent efforts as a prudent Person desirous of achieving a result would use in similar circumstances; provided that the parties hereto will be required to expend only such resources as are commercially reasonable in the applicable circumstances.

“Restricted Party” means: (i) any country, person, entity or vessel that is a target of the laws listed in clauses (i) through (iv) of the definition of International Trade Laws or any person, entity or vessel, directly or indirectly, controlled by or acting for or on behalf of any such target, or (ii) any person, entity or vessel listed on the “Specially Designated Nationals and Blocked Persons” List maintained by the United States Department of Treasury Office of Foreign Assets Control (“OFAC”), or listed on the Debarred Persons, Denied Persons, or Entity Lists maintained by agencies of the United States government.

“Receiving Party” has the meaning specified in Section 7.1.

“Self-Regulatory Organization” means the Financial Industry Regulatory Authority, the American Stock Exchange, the National Futures Association, the Chicago Board of Trade, the New York Stock Exchange, any national securities exchange (as defined in the Securities Exchange Act of 1934, as amended), any other securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization.

“Service Continuation” has the meaning specified in Section 2.2.

“Service Provider” means, with respect to each element or sub-element of a Transition Service under the terms of this Agreement, the entity providing such support.

“Service Recipient” means, with respect to each element or sub-element of the Transition Service under the terms of this Agreement, EVE-VEN or any of its Subsidiaries receiving such support.

“Steering Committee” has the meaning specified in Section 2.7.

“Subsidiary” means, as to any Person, any other Person Controlled by such Person, whether directly or indirectly through one or more intermediaries.

“Transfer Taxes” has the meaning specified in Section 10.1.

“Transition Service” means the transition support provided by a Service Provider on the terms and conditions set forth in this Agreement, comprised of the elements or sub-elements of the Transition Service set forth on Exhibit A hereto.

“Transition Service Period” has the meaning set forth in Section 2.2.

Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made herein to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated;

(b) the table of contents and headings herein are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used herein, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used herein, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined herein have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained herein are applicable to the singular as well as the plural forms of such terms (other than, for the avoidance of doubt, with respect to the terms “EVE-VEN” and “Companies”);

(g) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(h) references to a Person are also to its successors and permitted assigns; and

(i) it is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to any other party.

ARTICLE II

SERVICES AND SCOPE OF SERVICES

Section 2.1 Provision of Transition Service. On the terms and subject to the conditions contained herein and in Exhibit A hereto, EVE-PR shall provide, or cause the applicable Service Provider to provide, to the applicable Service Recipient, the Transition Service as defined above and further set forth in Exhibit A hereto for the term set forth therein. Any decision as to which Affiliate of EVE-PR (or EVE-PR itself) shall be a Service Provider with respect to an element or sub-element of the Transition Service shall be made by EVE-PR in its sole discretion, except to the extent specified in Exhibit A hereto; provided that nothing in this Agreement shall relieve EVE-PR from its obligations hereunder to provide any element or sub-element of the Transition Service and EVE-PR shall remain fully liable for the obligations of any Service Provider. Any decision as to which Subsidiary of EVE-VEN (or EVE-VEN itself) shall be a Service Recipient with respect to an element or sub-element of the Transition Service shall be made by EVE-VEN in its sole discretion, except, in each case, to the extent specified in Exhibit A hereto.

Section 2.2 Term of Transition Service(a) . (a) The provision of the Transition Service shall commence upon the Effective Date and shall terminate on the earliest of (i) twelve (12) months after the Effective Date or such longer or shorter period as set forth in Exhibit A hereto with respect to an element or sub-element of the Transition Service and (ii) the date any such element or sub-element of the Transition Service is terminated by EVE-VEN pursuant to Section 6.1 (for each element or sub-element, the “Transition Service Period”). In the event that EVE-VEN requests continuation of any element or sub-element of the Transition Service no later than thirty (30) days prior to the end of the periods referenced in this Section 2.2 (a “Service Continuation”), the parties hereto agree that, subject to Sections 2.6(b) and 2.8(b), the Service Continuation shall be provided upon similar terms (including price, term and service levels) governing the provision of such element or sub-element of the Transition Service for such longer period as the parties hereto may mutually determine in good faith based on the reasonable needs of the parties hereto, unless otherwise agreed to by the parties in writing.

(b) EVE-VEN and Popular shall use their Reasonable Best Efforts to (at their own expense) make or obtain any approvals, permits and licenses, and implement such systems, as may be necessary for EVE-VEN to provide the elements and sub-elements of the Transition Service independent of EVE-PR as soon as commercially reasonably practicable following the Closing Date. EVE-PR shall use Reasonable Best Efforts to cooperate with EVE-VEN and Popular in fulfilling their obligations under the preceding sentence.

Section 2.3 Additional Elements and Sub-elements of the Transition Service. If, at any time during the term of this Agreement, EVE-VEN reasonably determines that in order to operate the Business it is necessary for EVE-PR to provide, or cause to be provided, any support that was being provided by EVE-PR or its Affiliates to the Business prior to Closing that was not theretofore included as an element or sub-element of the Transition Service, EVE-PR shall, subject to Section 2.6(b), make such support available (the “Additional Support”), or shall cause such support to be made available, to EVE-VEN consistent with the other terms and conditions of this Agreement. For such additional elements or sub-elements of the Transition Service, the fee charged to EVE-VEN shall be equal to Cost.

Section 2.4 Amendments to Exhibit A. If EVE-VEN requests any Additional Support and/or Service Continuation, and the parties hereto agree on the terms of such Additional Support and/or Service Continuation, Exhibit A hereto shall be amended to include the terms of any Additional Support or Service Continuation, as the case may be.

Section 2.5 Replacement Service. Subject to Section 2.6(b), if for any reason outside EVE-PR’s control, EVE-PR or its Affiliates are unable to provide any element or sub-element of the Transition Service to any Service Recipient pursuant to the terms of this Agreement, EVE-PR shall, or cause its Affiliates to, provide to EVE-VEN substantially equivalent support in accordance with the terms of this Agreement, which such support shall be considered an element or sub-element of the Transition Service for the purposes of this Agreement.

Section 2.6 Standard of Performance; Scope of Service; Excuse from Performance.

(a) Subject to Section 2.6(b), (i) EVE-PR shall provide, or cause any Service Provider to provide, all elements and sub-elements of the Transition Service at the same level of care with which such support was provided to the Business prior to the date of the Reorganization Agreement, (ii) in performing any element or sub-element of the Transition Service, EVE-PR shall, and shall cause any Service Provider to, employ methods, procedures and utilities of a quality at least equal to those employed by EVE-PR with respect to its own business and affairs, and (iii) the scope of each element or sub-element of the Transition Service shall be the same as the scope of such element or sub-element when provided as a service by EVE-PR or its Affiliates to the Business or its customers, as applicable, in the ordinary course prior to the date of the Reorganization Agreement. EVE-PR and EVE-VEN shall, and shall cause each Service Provider and Service Recipient, as applicable, to use their Reasonable Best Efforts to cooperate with each other in all matters relating to the provision of the Transition Service and the elements and sub-elements thereof.

(b) Notwithstanding anything to the contrary contained herein, EVE-PR shall not be obligated to provide, or cause to be provided, an element or sub-element of the Transition Service or any replacement service in accordance with Section 2.5, if the provision of such element or sub-element (i) would violate (A) any agreement or license to which EVE-PR or any of its Affiliates are currently subject or (B) any Law, (ii) would result in the disclosure of information subject to any applicable privileges (including the attorney-client or similar privilege), in the case of clauses (i) and (ii), as reasonably determined by EVE-PR, or (iii) requires EVE-VEN and/or Popular to obtain a consent, license or approval under Section 2.8(b) and EVE-VEN or Popular, as the case may be, fails to obtain such consent, license or approval (it being understood that EVE-PR shall have no obligation to obtain any such consent, license or approval). In the event EVE-PR is unable to perform its obligations under this Agreement in accordance with this Section 2.6(b), EVE-PR shall promptly notify EVE-VEN and EVE-VEN shall be relieved of the obligation to pay any amount due pursuant to Exhibit A corresponding to any element or sub-element of the Transition Service that EVE-PR determines it cannot provide, or cause to be provided, in accordance with the first sentence of this Section 2.6(b).

Section 2.7 Steering Committee and Operating Committee. In order to monitor, coordinate and facilitate implementation of the terms and conditions of this Agreement, the parties hereto shall establish (i) a “Steering Committee” consisting of at least one (1) senior executive from each party hereto and whereby each party hereto is equally represented and (ii) an “Operating Committee” consisting of one (1) representative of each party hereto from each functional area that is the subject of Exhibit A hereto and whereby each party hereto is equally represented. The Steering Committee shall provide general oversight of the terms and conditions of this Agreement and shall work in good faith to resolve any disputes arising under this Agreement as set forth under Article IX. The Operating Committee shall be responsible for the day-to-day operations related to the implementation of the terms and conditions of this Agreement and the Exhibits hereto. The initial Steering Committee representatives shall be Roberto Negron for EVE-VEN and Miguel Mercado for EVE-PR. The initial Operating Committee representatives shall be Aida Medina for EVE-VEN and Juan Carlos Lebrón and Raul Lebron for EVE-PR. The initial Steering Committee and Operating Committee representatives shall not be changed by either party hereto on less than ten (10) days’ prior written notice to the other party hereto. The Steering Committee and Operating Committee representatives shall meet at least monthly (or more frequently if needed) during the term of this Agreement. The Steering Committee and Operating Committee representatives for each party hereto shall stay reasonably apprised of the activities of the employees, agents and contractors of such party who are providing or receiving any element or sub-element of the Transition Service in order to maximize efficiency in the provision and receipt of the Transition Service.

Section 2.8 Third-party Providers.

(a) With respect to an element or sub-element of the Transition Services that is currently outsourced by EVE-PR to third parties, EVE-PR shall use Reasonable Best Efforts to, subject to Section 2.6(b), cause such third parties to provide such service to the applicable Service Recipient, but in each case, only in accordance with the terms and conditions of this Agreement. In the event EVE-PR is not able to secure the agreement of any third parties to provide any element or sub-element of the Transition Services to the applicable Service Recipient, the parties hereto will mutually cooperate to obtain substantially similar services from another source on substantially similar terms and conditions as those currently being provided.

(b) EVE-VEN and Popular shall use Reasonable Best Efforts to obtain (at their own expense) all consents, licenses (including any license modification required by the software owner) or approvals from any Person necessary to permit the Service Provider to perform its obligations hereunder.

Section 2.9 Service Provider’s Employees. Subject to Section 2.6, the Service Provider shall be responsible for selecting and supervising in good faith the Personnel who will perform any particular element or sub-element of the Transition Service and performing all administrative support with respect to such Personnel, including establishing compensation structure and workload balancing.

Section 2.10 Availability of Information. EVE-VEN shall, or shall cause the Service Recipient to, make available on a timely basis to the Service Provider all information reasonably requested by such Service Provider to enable it to provide the Transition Service and provide reasonable access to the Service Provider to EVE-VEN’s or Service Recipient’s premises to the extent necessary for purposes of providing the Transition Service.

Section 2.11 Limited Warranty. Subject to Section 2.6, neither EVE-PR nor any Service Provider warrants herein that the scope of the Transition Service shall meet EVE-VEN’s requirements. No oral information or advice given by EVE-PR or any Service Provider or any of their respective representatives shall in any way increase the scope of EVE-PR’s respective obligations under this Agreement.

Section 2.12 Compliance with Laws. Neither Popular nor EVE-VEN shall violate any Laws. Without limiting the foregoing, neither Popular nor EVE-VEN shall (i) become a Restricted Party, (ii) violate, directly or indirectly, any International Trade Laws (in the case of clauses (i) and (ii), as if EVE-VEN was subject to such Laws) or (iii) use, directly or indirectly, any Transition Service or any element or sub-element of the Transition Services in a manner, or otherwise engage in any conduct, take any action or fail to take any action, that EVE-PR reasonably believes would cause it, Carib Holdings, Inc., any holder of any equity interest in Carib Holdings, Inc. or any of their respective Affiliates to violate any Law or any agreement or undertaking to which it, Carib Holdings, Inc. or any of their respective Affiliates is a party or is bound. For the avoidance of doubt, the term “Affiliate” as used in this Section 2.12 shall also include Apollo Global Management, LLC and each of its related investment funds and management companies. Popular and EVE-VEN shall notify EVE-PR immediately upon becoming aware of any breach of Section 2.12.

Section 2.13 Transition Support. Subject to Sections 6.1(d) and (e), promptly after the termination of the Transition Service (but in no event more than 30 days in case such termination is pursuant to Section 6.1(b) or 6.2(c), and in no event more than 10 days, or such time as mutually agreed by the parties hereto, in case such termination is pursuant to Section 6.1(a)), or any element or sub-element thereof, in accordance with this Agreement or the request of EVE-VEN, EVE-PR shall, or shall cause the Service Provider to, subject to applicable Law and at the reasonable cost (without any mark-up) of EVE-VEN, use Reasonable Best Efforts to transfer all data concerning the relevant element or sub-element of the Transition Service to the Service Recipient. In addition, if reasonably requested by EVE-VEN, EVE-PR shall deliver, or cause to be delivered, to the Service Recipient promptly (but in no event more than sixty (60) days after) all records, data, files and other information received or generated for the benefit of the Service Recipient in connection with the provision of such element or sub-element of the Transition Service; provided, however, that EVE-PR shall have the right to retain an archival copy of such records to the extent required by applicable Law or for the purpose of responding to regulatory requests or intraparty claims.

ARTICLE III

FEES; BILLING; PAYMENT

Section 3.1 Costs of Transition Service.

(a) The cost charged to the Service Recipient for each element or sub-element of the Transition Service shall be as set forth in Exhibit A (such costs, together with any reasonable pass-through costs or other reasonable out-of-pocket expenses incurred by the Service Providers in providing the Transition Service, collectively, the “Costs,” and with respect to any element or sub-element of the Transition Service, “Cost”) and EVE-VEN agrees to pay such Costs on a monthly basis during the term of this Agreement.

(b) EVE-VEN shall pay EVE-PR within thirty (30) days of receipt of a written invoice (containing such detail as EVE-VEN may reasonably request) from EVE-PR (the thirtieth (30th) day following receipt of such written invoice herein referred to as the “Payment Due Date”), for the Cost of the Transition Service rendered hereunder, which invoice shall be delivered by EVE-PR to EVE-VEN by the twentieth (20th) day of each month, or if such day is not a Business Day, the next succeeding Business Day, for the Transition Service provided during the preceding month; provided that EVE-VEN shall not pay any invoiced amount that it contests in good faith by giving EVE-PR written notice of such dispute on or prior to the Payment Due Date, in which case EVE-VEN shall pay all amounts not in dispute by the Payment Due Date.

(c) Payments shall be made by wire transfer to an account designated in writing from time to time by the Service Provider. Any undisputed amount due under this Agreement that is not paid by the Payment Due Date shall bear interest at an annual rate of interest equal to one and a half percent (1.5%). Any payment under this Agreement shall be made free and clear of any deduction or withholding for Taxes. In the event that any deduction or withholding for such Taxes is required by Law, EVE-VEN shall timely remit any such deduction or withholding for Taxes to the appropriate taxing authority and provide the Service Provider with a receipt confirming such payment. EVE-PR and EVE-VEN shall reasonably cooperate to determine whether any deduction or withholding for Taxes applies to the services provided, and if so, shall further reasonably cooperate to minimize applicable withholding taxes (e.g., by providing tax residency certificates and other documents required under a certain tax treaty to obtain the benefit of a lower withholding rate).

ARTICLE IV

INTELLECTUAL PROPERTY

Section 4.1 Ownership and Licensing of Intellectual Property.

(a) If in connection with its provision or receipt of the Transition Service a party hereto provides, or provides access to, the other party hereto and/or its Affiliates any Intellectual Property owned by such providing party or its Affiliates, such providing party hereby grants to the other party and its Affiliates, during the Transition Service Period, a non-exclusive, revocable, non-transferable (except as provided in Section 10.6), non-sublicensable, royalty-free, fully paid-up license to such Intellectual Property, solely to the extent necessary to provide or receive the Transition Service in accordance with this Agreement. To the extent that a party hereto provides, or provides access to, the other party hereto and/or its Affiliates any Intellectual Property not owned by it or its Affiliates, such providing party hereby grants to the other party and its Affiliates, during the Transition Service Period, a non-exclusive, revocable, non-transferable (except at provided in Section 10.6), non-sublicensable, royalty-free, fully paid-up sublicense to such Intellectual Property, solely to the extent necessary to provide or receive the Transition Service in accordance with this Agreement; provided that the other party’s and its Affiliate’s access to, use of and rights for such third-party Intellectual Property shall be subject in all regards to any restrictions, limitations or other terms or conditions imposed by the licensor of such Intellectual Property, which terms and conditions will be provided to Service Recipient by Service Provider. Upon the termination or expiration of any element or sub-element of the Transition Service pursuant to this Agreement, the license or sublicense, as applicable, to the relevant Intellectual Property provided in connection with that element or sub-element will automatically terminate; provided, however, that all licenses and sublicenses granted hereunder shall terminate immediately upon the expiration or earlier termination of this Agreement in accordance with the terms hereof.

(b) Each party hereto, for itself and its Affiliates, shall permit or provide to the other party hereto and its Affiliates reasonable access to their respective software, networks, hardware and other information technology equipment (“IT Systems”) to the extent necessary to provide or receive the Transition Service as contemplated by and in accordance with this Agreement. The party accessing the other’s IT Systems shall comply with the security and access policies generally required by that party for access to its IT Systems, which terms and conditions will be provided to Service Recipient by Service Provider.

(c) Except as otherwise expressly provided in this Agreement, no party hereto or its Affiliates shall have any rights or licenses with respect to any Intellectual Property of the other party hereto or its Affiliates. All rights and licenses not expressly granted in this Agreement are expressly reserved by the relevant party.

ARTICLE V

INDEMNIFICATION; LIMITATION OF LIABILITY

Section 5.1 Indemnification by EVE-PR. EVE-PR shall indemnify, defend and hold harmless EVE-VEN and its Affiliates (other than EVE-PR or any of its Affiliates in the case of EVE-VEN on and after the Closing) and their respective directors, officers and employees and their heirs, successors and permitted assigns from, against and in respect of any and all Losses imposed on, sustained by, incurred or suffered by, or asserted against, EVE-VEN and its Affiliates, whether in respect of third-party claims, claims between the parties hereto, or otherwise, directly or indirectly arising out of or as a result of EVE-PR’s material breach of this Agreement; provided, however, that EVE-PR shall have no liability of any kind to EVE-VEN or its Affiliates for the Transition Service rendered by it (or by any Service Provider retained by it)

hereunder except to the extent that such Losses arise out of EVE-PR’s own gross negligence or willful misconduct; provided, further, that EVE-PR shall not in any event be liable for (a) any Losses that are not direct, actual damages or (b) any consequential, punitive, special or speculative damages under this Agreement, in each case, unless such damages are (i) paid pursuant to a third-party claim or (ii) caused by a breach of Article VII. EVE-PR shall not be liable hereunder for any act or omission to act by EVE-PR or any Service Provider retained by EVE-PR if such action is taken at EVE-VEN’s direction. In no event shall the aggregate liability of EVE-PR under this Agreement exceed an amount equal to the aggregate payments made by EVE-VEN to EVE-PR for the Transition Service provided hereunder.

Section 5.2 Indemnification by EVE-VEN and Popular. Each of EVE-VEN and Popular hereby agrees, jointly and severally, that it shall indemnify, defend and hold harmless EVE-PR and its Affiliates and their respective directors, officers, shareholders, partners, members and employees and their heirs, successors and permitted assigns from, against and in respect of any and all Losses imposed on, sustained by, incurred or suffered by any of EVE-PR and its Affiliates arising out of or as a result of (a) Popular’s and EVE-VEN’s material breach of this Agreement (it being understood that any violation of Section 2.12 shall be deemed to be a material breach), or (b) any actions taken by EVE-PR or any Service Provider at the direction of EVE-VEN or Popular; provided, however, that EVE-VEN shall not in any event be liable for (i) any Losses that are not direct, actual damages or (ii) any consequential, punitive, special or speculative damages under this Agreement, in each case, unless such Losses are paid pursuant to a third-party claim or caused by a breach of Article VII.

Section 5.3 Procedures. Any claim for indemnification under this Agreement shall be made in accordance with the procedures set forth in Article IX of this Agreement.

ARTICLE VI

TERMINATION; FORCE MAJEURE

Section 6.1 Termination.

(a) EVE-VEN, and any Service Recipient, may terminate the Transition Service or any element or sub-element of the Transition Service provided to it or on its behalf, either in whole or in part, under this Agreement upon ninety (90) days’ written notice to EVE-PR (or such shorter time period as is mutually agreed upon in writing by EVE-PR and EVE-VEN); provided that no termination shall be effective in the event that EVE-PR demonstrates that a proposed termination of any element or sub-element of the Transition Service will adversely affect any Service Provider’s ability to provide any other element or sub-element of the Transition Service.

(b) EVE-PR may terminate this Agreement if EVE-VEN shall fail to pay any undisputed amount reflected in any invoice in accordance with the terms hereof, upon thirty (30) days’ prior written notice to EVE-VEN of such termination, unless EVE-VEN pays such undisputed amounts within such 30-day period.

(c) Upon termination or expiration of any element or sub-element of the Transition Service pursuant to this Agreement, EVE-PR shall have no further obligation to provide, or cause to be provided, such terminated element or sub-element of the Transition Service.

(d) If EVE-VEN, Popular or any of their Affiliates breaches Section 2.12, EVE-PR (i) may terminate this Agreement or any element or sub-element of the Transition Service, without any liability, obligation or penalty and (ii) upon any such termination, EVE-PR shall not be obligated to provide transition support in accordance with Section 2.13.

(e) EVE-PR may terminate this Agreement upon an EVE-VEN Change of Control if the acquiring, or resulting, entity is not reasonably acceptable to EVE-PR and upon any such termination, EVE-PR shall not be obligated to provide transition support in accordance with Section 2.13.

(f) This Agreement shall terminate upon the termination of EVE-PR’s obligations to provide, or cause to be provided, each of the elements and sub-elements of the Transition Service, as set forth in Section 2.1.

(g) Article I (Definitions), Section 2.12 (Compliance with Law), Section 4.1(b) (IT Systems), Article V (Indemnification; Limitation of Liability), Article VII (Confidentiality), this Article VI (Termination; Force Majeure), Article VIII (Books and Records), Article IX (Disputes) and Article X (Miscellaneous) shall survive the termination of this Agreement.

Section 6.2 Force Majeure.

(a) The obligations of EVE-PR under this Agreement shall be suspended during any period in which, but only to the extent that, EVE-PR is actually prevented or materially hindered from complying therewith by any of the following causes beyond its reasonable control: (i) acts of God, (ii) weather, fire or explosion, (iii) war, invasion, riot, domestic insurrection, acts of terrorism or other civil unrest, (iv) national or regional emergency, or (v) changes in Law that would cause EVE-PR or Service Provider, as the case may be, to violate the changed Law by providing the Transition Service; provided, that with respect to clause (v) EVE-PR’s obligation to provide a service shall be suspended only with respect to the element or sub-element of the Transition Service that would cause the violation of Law to occur (all of the foregoing referred to herein as a “Force Majeure”). Upon the occurrence of a Force Majeure, EVE-PR shall, as soon as reasonably practicable, give notice to EVE-VEN stating the suspension of the affected element(s) or sub-element(s) of the Transition Service, the date and expected duration and extent of such suspension and the cause thereof (which notice may be updated by EVE-PR should the expected duration and extent of such suspension change). EVE-PR shall thereafter use its reasonable efforts to overcome the Force Majeure.

(b) EVE-VEN shall not be required to pay for any suspended element or sub-element of the Transition Service during which it is not being provided to EVE-VEN. EVE-PR agrees that if it experiences any shortage, interruption, delay, inadequacy or limitation in the availability of any of any element or sub-element of the Transition Service (by reason of Force Majeure) and is unable to fulfill EVE-VEN's requirements for such services, EVE-PR shall treat EVE-VEN no less favorably than any other business of EVE-PR in the allocation by EVE-PR between such businesses and EVE-VEN of such affected service and in a manner consistent with past practice.

(c) If EVE-PR’s performance under this Agreement is suspended or rendered impractical by reason of Force Majeure for a period in excess of thirty (30) days, EVE-VEN shall have the right to terminate this Agreement with respect to the disrupted element(s) or sub-element(s) of the Transition Service immediately upon written notice to EVE-PR. An event of Force Majeure shall not operate to extend the term of this Agreement or to limit amounts payable for the elements or sub-elements of the Transition Service rendered on or prior to the actual date of the event of Force Majeure.

ARTICLE VII

CONFIDENTIALITY; DELIVERY OF INFORMATION

Section 7.1 Confidential Information. “Information” means any confidential or proprietary information, which is identified as such in writing, obtained by a party hereto or its Affiliates, its respective officers, directors, employees, agents, contractors and representatives (the “Receiving Party”) from the other party hereto or its Affiliates, its respective officers, directors, employees, agents, contractors and representatives (the “Disclosing Party”) concerning the past, present or future business activities of these entities or persons, including any information relating to customers and related personal data, pricing, methods, processes, financial data, lists, technical data, apparatus, statistics, programs, specifications, documentation, research, development or related information.

Section 7.2 Disclosure. Except as set forth on Exhibit A hereto:

(a) The Receiving Party shall hold all the Disclosing Party’s Information in confidence for the Disclosing Party and, except as set forth in this Agreement or as otherwise may be authorized by the Disclosing Party in writing, the Receiving Party shall not disclose to any person, firm or enterprise, or use for its own benefit, any such Information. The Receiving Party may disclose Information of the Disclosing Party to its officers, directors, employees, agents, contractors and representatives on a need-to-know basis and solely as required in order for the parties hereto to perform their respective obligations under this Agreement.

(b) Without limiting the foregoing, EVE-PR, EVE-VEN and their respective Affiliates shall (A) advise each of their respective officers, directors, employees, agents, contractors and representatives having access to or using such Information of the confidentiality requirements in this Agreement and (B) direct each such officer, director, employee, agent, contractor and representative to treat such Information confidentially; provided, that the Receiving Party shall be responsible for any breach of the confidentiality obligations under this Agreement by any such officer, director, employee, agent, contractor or representative.

(c) The term “Information” shall not include any disclosed information that (i) the Receiving Party is required to disclose by Law to which the Receiving Party is subject; provided, however, that, other than in the case of any disclosure by EVE-PR or its Subsidiaries to any state or Federal bank regulatory authorities or OFAC or except as may be prohibited by Law, the Receiving Party shall not make any such disclosure without first notifying the Disclosing Party and allowing the Disclosing Party a reasonable opportunity to seek injunctive relief from (or a protective order with respect to) the obligation to make such disclosure; or (ii) (A) was, at the time of such disclosure by the Disclosing Party, already in the public domain other than as a result of the actions of the Receiving Party in violation hereof, (B) was received by the Receiving Party before, on or after the date hereof on an unrestricted basis from a source unrelated to the Disclosing Party and not known by the Receiving Party to be under a duty of confidentiality to the other party, or (C) was independently developed without reference to the Information.

Section 7.3 Document Retention. Except as set forth on Exhibit A hereto, promptly after the termination or expiration of this Agreement, each Receiving Party shall furnish to the Disclosing Party any and all copies (in whatever form or medium) of all such Information then in the possession of such Receiving Party and destroy any and all additional copies and electronic records then in the possession of the Receiving Party of such Information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof. Notwithstanding anything to the contrary contained in this Agreement, it is understood and agreed that each Receiving Party reserves for itself the right to retain copies (paper or electronic) of any information, including Information that is presented to its board of directors or is otherwise necessary in accordance with its record retention procedures and systems for legal, compliance or regulatory purposes. Each Receiving Party shall maintain the confidentiality of any such retained record to the same extent required under this Agreement.

Section 7.4 Delivery of Information; Cooperation Between the Parties. EVE-PR and EVE-VEN shall provide each other with all such information and materials reasonably necessary to effect EVE-PR’s and EVE-VEN’s prompt and complete performance of their duties and obligations under this Agreement. EVE-PR and EVE-VEN shall notify the other of any contact by any taxing authority or other person or entity asserting a tax liability that could affect that other party directly or indirectly and shall cooperate in the defense, settlement or other resolution of such tax matter. The parties hereto agree that they shall cooperate with each other and shall act in such a manner as to promote the prompt and efficient completion of the obligations hereunder.

ARTICLE VIII

BOOKS AND RECORDS

Section 8.1 EVE-PR shall keep, and make reasonably available to EVE-VEN and its representatives, complete and accurate records and accounts, in accordance with EVE-PR’s normal practices with respect to the Business, of all material transactions pertaining to the Transition Service, and shall preserve them for the longer of (a) a period of two (2) years following the end of the fiscal year to which they pertain, (b) the period consistent with EVE-

PR’s retention policies or (c) such longer period as may be necessary to enable EVE-PR to comply with provisions of applicable Law. After the expiration of such period referred to in this Section 8.1, EVE-PR shall have no further duty to retain any of such books and records or to notify EVE-VEN before the disposition or destruction thereof. EVE-VEN may review these books and records upon reasonable advance notice during normal business hours.

ARTICLE IX

DISPUTES

Section 9.1 Resolution Procedure. Each party hereto agrees to use its Reasonable Best Efforts to resolve disputes under this Agreement by a negotiated resolution between the parties hereto or as provided for in this Article IX.

Section 9.2 Exchange Of Written Statements. In the event of a dispute under this Agreement, either party hereto may give a notice to the other party hereto requesting that the Steering Committee in good faith try to resolve (but without any obligation to resolve) such dispute. Not later than fifteen (15) days after said notice, each party hereto shall submit to the other party a written statement setting forth such party’s description of the dispute and of the respective positions of the parties hereto on such dispute and such party’s recommended resolution and the reasons why such party feels its recommended resolution is fair and equitable in light of the terms and spirit of this Agreement. Such statements represent part of a good-faith effort to resolve a dispute and as such, no statements prepared by a party pursuant to this Article IX may be introduced as evidence or used as an admission against interest in any arbitral or judicial resolution of such dispute.

Section 9.3 Good Faith Negotiations. If the dispute continues unresolved for a period of seven (7) days (or such longer period as the Steering Committee may otherwise agree upon) after the simultaneous exchange of such written statements, then the Steering Committee shall promptly commence good-faith negotiations to resolve such dispute but without any obligation to resolve it. The initial negotiating meeting may be conducted by teleconference.

Section 9.4 Determination of Resolution Panel. Not later than thirty (30) days after the commencement of good-faith negotiations: (i) if the Steering Committee renders an agreed resolution on the matter in dispute, then both parties hereto shall be bound thereby; and (ii) if the Steering Committee does not render an agreed resolution, then either party may submit the dispute to arbitration in accordance with Section 9.5 hereof.

Section 9.5 Arbitration. A matter in dispute hereunder submitted for resolution by arbitration shall be arbitrated in accordance with the then existing commercial arbitration rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, subject to (a) through (h) below.

(a) Upon the request of either party hereto, the arbitration shall be conducted under the expedited rules of the American Arbitration Association for commercial arbitrations.

(b) In the case the disputing party determines, in good faith, that the amount of any matter in dispute is less than or equal to $100,000, the number of arbitrators shall be one (1) independent arbitrator appointed by the American Arbitration Association. In the case the disputing party determines, in good faith, that the amount of any matter in dispute is greater than $100,000, the number of arbitrators shall be three (3) independent arbitrators, with one appointed by each party hereto, and the two appointees selecting the third arbitrator in accordance with the said Rules. If either party hereto fails to select an arbitrator within ten (10) days after notice of such failure from the other party or the American Arbitration Association, then the American Arbitration Association shall appoint such arbitrator. If the two appointees are unable to agree on the third arbitrator, then the American Arbitration Association shall select the same using the foregoing qualification.

(c) The arbitration hearing shall be held in San Juan, Puerto Rico, at such date, time and place as established by the arbitrators and the proceedings shall be conducted in English. Witnesses whose native language is not English may give oral or written testimony in their native language, with appropriate translation into English. Documentary evidence in Spanish may be submitted, with appropriate translation into English.

(d) The arbitrators shall have power to rule on their own competency and on the validity of this Agreement to make reference to arbitration.

(e) Not later than fifteen (15) days after the conclusion of the arbitration hearing, but prior to the rendering of any arbitral decision and award, each party hereto may submit to the arbitrators a written statement of such party's (i) understanding and view of the parties' respective positions on the dispute, and (ii) recommendation as to an appropriate resolution of the dispute and the reasons why it believes such resolution is appropriate. In reaching a decision on any dispute hereunder, the arbitrators may take into account such statement.

(f) The arbitrators must render their arbitral decision and award and give a written opinion setting forth the basis of their decision, all not later than forty-five (45) days after the conclusion of the arbitration.

(g) Each party hereto shall take or cause to be taken all reasonable action to facilitate the conduct of the arbitration and the rendering of the arbitral award at the earliest possible date.

(h) The costs of the arbitration shall be borne and paid equally by the parties hereto.

(i) Any arbitration hereunder shall be confidential, and the parties hereto, and their agents and the arbitrators shall not disclose to any non-party the subject of the arbitration, any information about the arbitration or the substance of the proceedings thereunder except as may be required by applicable Law, for insurance purposes, or as necessary to enforce this agreement to arbitrate or any award hereunder or in connection with a request for injunctive relief. Notwithstanding the foregoing, this Section 9.5(i) shall not prevent the parties hereto from disclosing to their Affiliates any information relating to an arbitration.

Section 9.6 Injunctive Relief. The parties hereto recognize and acknowledge that in the event of a potential, anticipatory or actual breach of this Agreement, it may be necessary or appropriate for the non-breaching party to seek injunctive relief, if and to the extent legally available, in order to avoid harm or further harm to the non-breaching party. If a party desires injunctive relief, it may pursue the same in any court of competent jurisdiction; provided, however, that, if granted, such injunctive relief shall apply only to prevent a breach or further breaches and shall remain in effect only so long as the court deems necessary or appropriate to permit resolution of the underlying disputes in accordance with this Article IX. Neither the seeking of injunctive relief nor the granting thereof is intended or shall result in the application of a substantive or procedural law other than the applicable governing law pursuant to this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Costs and Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants incurred in connection with this Agreement and the support contemplated thereby, shall be paid by the party hereto incurring such costs and expenses. Each party hereto shall assume the cost of any sales, use, privilege and other transfer or similar taxes (“Transfer Taxes”) imposed upon that party under applicable Law as a result of the transactions contemplated hereby. To the extent any exemptions from such Transfer Taxes are available, EVE-PR and EVE-VEN shall reasonably cooperate to prepare any certificates or other documents necessary to claim such exemptions.

Section 10.2 Notices. All notices, requests, claims, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand, courier or overnight delivery service if transmitted prior to 5 p.m. on a Business Day, upon delivery (and otherwise such notice, request, claim, demand or other communication shall be deemed not to have been given until the next Business Day), or (b) if mailed, four Business Days after deposit in certified or registered mail and with first-class postage prepaid, or (c) in the case of facsimile notice, when sent and transmission is confirmed if transmitted prior to 5 p.m. on a Business Day in the place of receipt (and otherwise such notice, request, claim, demand or other communication shall be deemed not to have been given until the next Business Day), and, regardless of method, addressed to the party at its address or facsimile number set forth below (or at such other address or facsimile number as the party shall furnish the other party in accordance with this Section 10.2):

If to EVE-PR: Evertec, Inc. Carr #176, Km 1.3 Cupey Bajo, Rio Piedras Puerto Rico 00926 P.O. Box 364527 San Juan, Puerto Rico 00936-4527
Telephone: Telecopy:	(787) 759-9999 (787) 250-7356
Email: Attention:	fvillamil@evertecinc.com Felix Villamil President

copy to:	Luisa Wert, Esq. lwert@evertecinc.com

if to EVE-VEN: EVERTEC de Venezuela, C.A
Segunda Avenida de Campo Alegre, Torre Cari, Piso 3, Campo Alegre, Caracas, Venezuela 1060
Telephone: Email: Attention:	+58 212-958-9211 amedina@evertecinc.com Aida Medina

If to Popular: Popular, Inc. 209 Muñoz Rivera Avenue Hato Reyes, Puerto Rico 00918
Telephone: Telecopy:	(787) 758-7208 (787) 754-4984
Email: Attention:	rcarrion@bppr.com Richard L. Carrión CEO & President

copy to:	Ignacio Alvarez, Esq. Executive Vice President & General Counsel igalvarez@bppr.com with copies to:

Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004
Telephone:	(212) 558-4000
Telecopy:	(212) 291-9156
Email:	toumeyd@sullcrom.com
Attention:	Donald J. Toumey

Section 10.3 Independent Contractor. Each party hereto agrees and acknowledges that (a) each Service Provider shall act as an independent contractor and not as the agent of EVE-VEN or any of its Affiliates in performing the Transition Service, maintaining control over its Personnel, its subcontractors and their employees, (b) neither Personnel of any Service Provider nor the Personnel’s subcontractors or their employees shall be considered employees of EVE-VEN or any of its Affiliates until such time, if ever, as they accept an offer of employment from EVE-VEN and (c) nothing in this Agreement will constitute or be construed to be or create a partnership, joint venture, or principal/agent between any Service Provider, on the one hand, and EVE-VEN, on the other.

Section 10.4 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.5 Entire Agreement. This Agreement (including all the Exhibits hereto) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof and thereof.

Section 10.6 Assignment. Except to the extent permitted by Article I of this Agreement, EVE-PR shall (i) not delegate any of its duties to perform Services hereunder and (ii) be permitted to assign its rights hereunder to its financing sources for security purposes and the enforcement of all rights and remedies that EVE-PR has against EVE-VEN under this Agreement. EVE-VEN shall not assign or subcontract its rights, duties or obligations under this Agreement, except to (a) Subsidiaries for the purpose of being a Service Recipient (with reasonable prior notice to EVE-PR and (i) subject to EVE-PR’s ability to provide any element or sub-element of the Transition Service to such Subsidiary and (ii) notwithstanding any such assignment, EVE-VEN shall cause such Subsidiary to assign any such assigned rights, duties or obligations back to EVE-VEN prior to consummating any transaction that results in such entity ceasing to be a Subsidiary of EVE-VEN), (b) its financing sources for security purposes and the enforcement of all rights and remedies that EVE-VEN has against EVE-PR under this Agreement, (c) subject to Section 6.1(e), any Person in connection with a direct or indirect sale, assignment, transfer, conveyance, pledge, hypothecation or other encumbrance, or any other disposition of the shares or substantially all of the assets or of all or part of the voting power, or any other transfer of beneficial ownership of (with or without consideration and whether voluntarily or involuntarily (including by operation of law)) EVE-VEN by PIBI, or (d) with the prior written consent of EVE-PR; provided that, notwithstanding any such assignment, EVE-VEN shall remain responsible for all of its obligations pursuant to this Agreement. This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

Section 10.7 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by EVE-VEN and EVE-PR, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law, except as otherwise specifically provided in Article V.

Section 10.8 No Third-Party Beneficiaries. Except for the provisions of Article V relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of either party hereto, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 10.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of Puerto Rico without regard to any conflict of law rules thereof that would apply to the laws of a different jurisdiction. Each party hereto agrees that it shall bring any action for injunctive relief in accordance with Section 9.6 exclusively in any federal court located in Puerto Rico or any Puerto Rico state court (the “Chosen Courts”), and solely in connection with an action for injunctive relief brought in accordance with Section 9.6 (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action for injunctive relief brought in accordance with Section 9.6 shall be effective if notice is given in accordance with Section 10.2. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY ACTION FOR INJUNCTIVE RELIEF BROUGHT IN ACCORDANCE WITH SECTION 9.6 IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY

SUCH ACTION. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

Section 10.10 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States dollars and all payments hereunder shall be made in United States dollars.

Section 10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 10.12 No Additional Rights. Except as expressly provided otherwise in this Agreement, the parties hereto agree that no provisions of this Agreement shall grant to either party hereto any additional rights to the other party’s proprietary information, technology or know-how.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

EVERTEC, INC.

By:	/s/ Félix M. Villamil
	Name:	Félix M. Villamil
	Title:	President

[Signatures continue on the following page.]

EVERTEC DE VENEZUELA, C.A.

By:	/s/ Ivan Pagani
Name:
Title:

[Signatures continue on the following page.]

POPULAR, INC.

By:	/s/ Ivan Pagani
Name:
Title:

Exhibit A

Services

See Attached

Transition Service	Service Sub-element	Description	Cost [1]	Term / Comments
Application Processing

	Transaction Authorization	Operation of applications related to the authorization of transactions. It includes Tandem International Authorization System (TIAS), B-Trans, and the Web Acquisition System (WAS) applications.	$2,825 monthly	Charging method will be based on distribution of costs effective prior to the Effective Date as defined by Evertec’s Finance Dept.

	Credit Cards Processing	Operation of the application related to the credit cards processing. It includes the operation of Card Pack application.	$90,875 monthly	Charging method will be based on distribution of costs effective prior to the Effective Date as defined by Evertec’s Finance Dept.

	Credit Cards Collection	Operation of the application related to the credit cards processing. It includes the operation of the Tracker application.	$1,200 monthly	Charging method will be based on distribution of costs effective prior to the Effective Date as defined by Evertec’s Finance Dept.

Accounting

	Bookkeeping and financial reporting	Includes Accounts Receivable, Accounts Payable, Property & Equipment Accounting, Accounts Reconciliation, and Financial Reporting (Monthly Balance Sheet and Income Statement) and review of Payroll information prepared at Venezuela.	$5,986 monthly	Charging method will be based on distribution of costs effective prior to the Effective Date as defined by Evertec’s Finance Dept.

Applications Maintenance

	IT professional services.	IT professional services for changes needed in the applications for either regulatory or business requirements.	Cost will be based on hours consumed and cost per role as per table in Exhibit A-1.	Hourly rate per person will be based on charge back method in effect prior to the Effective Date.

Infrastructure Maintenance

	IT professional services.	IT professional services for infrastructure changes needed.	Cost will be based on hours consumed and cost per role as per table in Exhibit A-1.	Hourly rate per person will be based on charge back method in effect prior to the Effective Date.

LAN Access Fees

	Services related to the provision of LAN Access.	LAN Access fee—user’s access to LAN including LAN port usage, e-mail account and usage, Internet access, antivirus for exchange, anti-spamming tool, e-mail archiving, proxies, firewalls, routers, and switches per port per year. Includes virus detection services for desktops.	$1,055 monthly	Charging method will be based on distribution of costs effective prior to the Effective Date as defined by Evertec's Finance Dept.

E-mail System Archiving

	Services related to the operation of the e-mail service.		$1,825 monthly	Charging method will be based on distribution of costs effective prior to the Effective Date as defined by Evertec’s Finance Dept.

Applications migration.

	It Professional Services utilized in the migration and configuration of the front and back office applications to EVE-VEN.	IT services needed for the migration and configuration of the following applications: TISA, B-Trans, CardPack, Tracker, WAS, Office Outlook and Accounting System. The services will also include support for the installation and configuration of the hardware and system software necessary to operate the applications locally in Venezuela including internet connections.	Cost will be based on hours consumed and cost per role as per table in Exhibit A-1.	Hourly rate per person will be based on charge back method in effect prior to the Effective Date.

Transition Service	Service Sub-element	Description	Cost [1]	Term / Comments
Training and knowledge transfer for the operations and administration of the applications transferred.

Training

Training of local resources for the operations of the applications migrated to Venezuela.

The training will include the operation of TISA, B-Trans, CardPack, Tracker, WAS, Office Outlook and Accounting System applications.

			Cost will be based on hours consumed and cost per role as per table in Exhibit A-1.	Hourly rate per person will be based on charge back method in effect prior to the Effective Date.

	Knowledge Transfer	Knowledge transfer for the operation of TISA, B-Trans, CardPack, Tracker, WAS, Office Outlook and Accounting System applications. Knowledge transfer will include temporary support for the applications operations and on the job training.	Cost will be based on hours consumed and cost per role as per table in Exhibit A-1.	Hourly rate per person will be based on charge back method in effect prior to the Effective Date.

[1]	Subject to the provisions of Sections 2.3, 2.4 and 6.1 of the Transition Services Agreement, if the parties agree on the terms (including the Cost) for any Additional Support or Service Continuation, or a party terminates any element or sub-element of a Transition Service, the monthly Costs set forth herein may be modified, additional costs incorporated and/or deleted to account for any such Additional Support, Service Continuation or termination of Transition Services (or any element or sub-element of the Transition Services), as the case may be. Any such incorporation, modification or deletion shall be reflected in the monthly invoices required under section 3.1(b) of the Transition Services Agreement.

Exhibit A-1
Role Name	Role Code	Cost
Application Analyst	APLA	$47.51
Application Control Technician	ACTE	$47.51
Application Technician	APLT	$47.51
Application Tester	APPT	$47.51
BC Manager	BCMNGR	$70.15
BC Project Coordinator	BCPC	$54.12
Business Analyst	BUSA	$58.44
Business Analyst – Network	BUSAN	$58.44
Communication Network Specialist	NETS	$58.44
Consulting Project Manager	CPMR	$58.44
DBA Specialist	DBSPEC	$71.18
Division Manager	DIVM	$140.50
ECS Consulting Project Manager	ECSMNG	$98.22
ECS Project Coordinator	ECSPC	$81.08
ECS System Consultant	ECSCONS	$77.55
EIS Consultant	EISCON	$47.40
ETL Specialist	ETLSPEC	$56.81
Electronic Banking Specialist	EBSP	$42.98
IT Project Coordinator	PPRC	$86.34
Industrial Engineer	INDE	$71.18
Information Security Analyst	ISSA	$42.98
Information Security Supervisor	ISUP	$42.98
Information Security Technician	ITEC	$42.98
Infrastructure Project Coordinator	IPRC	$86.53
Int-Lider de Programacion	INTLPROG	$32.28
Junior Architect	JARCH	$74.32
Manager	MNGR	$118.13
Network Analyst	NETA	$58.44
Network Engineer	NETE	$71.18
Network Operator	NETO	$42.98
Network Project Coordinator	NPRC	$58.44
Network Supervisor	NSUP	$42.98
Network System Programmer	NWSP	$71.18
Network Technician	NETT	$36.65
Operation Supervisor – Application	OSUPA	$76.80
Operation Supervisor – Network	OSUPN	$76.80
Operations Supervisor	OSUP	$76.80
Programmer	PROG	$46.76
Programming Specialist	SPEC	$71.51
Programming Supervisor	PSUP	$86.53
Quality Assurance Coordinator	QACORD	$64.27
Quality Control Coordinator	QCCORD	$37.76
Senior Architect	SARCH	$118.13
Senior Network Engineer	SNTE	$71.18
Senior Programmer	SPRG	$61.58
Senior System Programmer	SRSP	$71.18
System Programmer	SYSP	$71.18
Systems Analyst	SYSA	$65.31
Technical Quality Assurance	TCQA	$47.51
Technical Supervisor	TECS	$86.53
Technical Writer	TWRT	$47.51
Testing Coordinator	TCORD	$52.96
Trainer	TRNR	$47.51
Web Project Coordinator	WPRC	$86.53
Web Senior Programmer	WBSP	$61.58
Web Specialist	WEBS	$58.62